ACTIVE/129533855.2

Exhibit 99.1

Allurion Reports First Quarter 2024 Financial Results and Provides Business Update

NATICK, Mass.- May 14, 2024 (BUSINESS WIRE)-- Allurion Technologies, Inc. (NYSE: ALUR) (“Allurion” or the “Company”), a company dedicated to ending obesity, today announced its financial results for the first quarter ended March 31, 2024, and provided a business update.

Recent Company Highlights

•
First quarter revenue of $9.4 million, an increase of 14% from the fourth quarter of 2023 and in line with preannouncement on April 30
•
Procedural volume, as estimated through new app users, increased 12% year-over-year from the first quarter of 2023 and 22% sequentially from the fourth quarter of 2023; in line with preannouncement on April 30
•
Cash burn of $8.4 million, down from $22 million in the fourth quarter of 2023; in line with targeted cash burn of approximately $30 million for the year and preannouncement on April 30
•
Treated the first patient through the U.K. National Health Service (NHS) with the Allurion Balloon for pre-surgical weight loss
•
Launched the Virtual Care Suite (VCS) digital platform in the United States, a technology platform that includes remote patient monitoring, predictive analytics, telehealth, and an AI-powered weight loss coach
•
Announced the publication of a randomized, double-blind study the results of which demonstrated significant reductions in serious comorbidities, including type 2 diabetes, hypertension, and obstructive sleep apnea in just four months on the Allurion Program
•
Closed $48 million convertible senior secured note financing with RTW Investments, LP in April, expected to simplify the company’s capital structure and improve operating flexibility

“Our strong performance in the first quarter was driven by continued growth in procedural volume, leading to our highest volume in any quarter to date,” said Dr. Shantanu Gaur, Founder and Chief Executive Officer. “We believe this increase in procedural volume reflects the strong demand for the Allurion Program and demonstrates how we are poised to capitalize on the attention being paid to the obesity management space. In parallel, we improved our execution and increased efficiency across our operations, leading to a reduction in our quarterly cash burn and operating expenses by 62% and 43%, respectively, compared to the fourth quarter of 2023.”

Gaur continued, “We believe the differentiated approach of the Allurion Program – with our procedureless balloon complemented by the VCS powered by Coach Iris – positions us well to not only compete against, but also be complimentary to, other players in the space. With the launch of the VCS in the United States, we are looking forward to building strong partnerships with U.S. providers in advance of receiving AUDACITY trial data, which we expect at the end of this year.”

First Quarter Financial Results

Total revenue for the quarter ended March 31, 2024 was $9.4 million compared to $14.1 million for the same period in 2023 and $8.2 million for the fourth quarter of 2023. The year-over-year decrease in revenue reflected, among other things, macroeconomic headwinds in certain markets leading to lower re-order rates during the period as distributors and accounts in certain markets adjusted their inventory levels, and we reduced or paused sales to certain accounts to manage credit risk.

Gross profit as a percent of sales was 73% for the first quarter, compared to 79% for the same period in 2023. The decrease in gross profit as a percent of sales was driven largely by temporarily lower production volumes, which resulted in less manufacturing and overhead expense being absorbed into inventory costs.

Sales and marketing expenses for the first quarter decreased approximately $5.7 million to $6.2 million, compared to $11.9 million for the same period in 2023, driven largely by strategic reductions in spending to reduce cash burn and improve operational flexibility.

Research and development expenses for the first quarter decreased approximately $2.1 million to $5.7 million, compared to $7.9 million for the same period in 2023, driven primarily by reduced costs related to the AUDACITY trial.

General and administrative expenses for the first quarter increased approximately $1.1 million to $6.4 million, compared to $5.3 million in the first quarter of 2023 as we incurred more costs related to being a public company.

Loss from operations for the first quarter was $11.4 million compared to $13.9 million in the same period in 2023. The decrease in loss from operations was driven by decreased operating expenses of $6.8 million, partially offset by $4.3 million less gross profit.

As of March 31, 2024, cash and cash equivalents totaled $29.7 million.

2024 Financial Outlook

For full year 2024, Allurion reiterates the financial guidance it previously published:

•
Procedural volume growth of 20%, reflecting increased penetration in key direct markets and reallocation of marketing spend to more efficient channels
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Revenue of $60 to $65 million, reflecting 13-23% growth year-over-year
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Gross margins of 77-79%, reflecting durable pricing of our gastric balloon as well as initial commercialization efforts for the Allurion Virtual Care Suite SaaS product
•
Cash burn of approximately $30 million for the full year

Conference Call and Webcast Details

Company management will host a conference call to discuss financial results and provide a business update on May 14, 2024 at 8:30 AM ET.

To access the conference call by telephone, please dial (888) 330-3417 (domestic) or +1 646 960 0804 (international) and use Conference ID 1905455. To listen to the conference call via live audio webcast, please visit the Events section of Allurion’s Investor Relations website at Allurion - Events & Presentations.

A replay of the conference call will be available by telephone by dialing (800) 770 2030 and using Access Code 1905455. The archived webcast will also be available on Allurion’s Investor Relations website mentioned above.

About Allurion

Allurion is dedicated to ending obesity. The Allurion Program is a weight loss platform that features the Allurion Gastric Balloon, the world’s first and only swallowable, procedure-less intragastric balloon for weight loss, and offers access to the Allurion Virtual Care Suite, including the Allurion Mobile App for consumers, Allurion Insights for health care providers featuring the Coach Iris AI Platform, and the Allurion Connected Scale. The Allurion Virtual Care Suite is also available to providers separately from the Allurion Program to help customize, monitor and manage weight loss therapy for patients regardless of their treatment plan: gastric balloon, surgical, medical or nutritional. The Allurion Gastric Balloon is an investigational device in the United States.

For more information about Allurion and the Allurion Virtual Care Suite, please visit www.allurion.com

Allurion is a trademark of Allurion Technologies, Inc. in the United States and countries around the world.

Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although Allurion believes that it has a reasonable basis for each forward-looking statement contained in this press release, Allurion cautions you that these statements are based on a combination of facts and factors currently known by it and its projections of the future, about which it cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding: the financial outlook for 2024, including driving procedural volume growth, revenue growth, durable pricing, and the impact of cost reduction initiatives on cash burn and operational flexibility; Allurion’s ability to complete the AUDACITY trial, receive clinical data at the end of this year and support a PMA submission; the impact of investments and initiatives on distribution of the Allurion Program, advancement of its artificial intelligence platform, and improvement of patient outcomes; and the market and demand for Allurion’s products and weight-loss solutions, including GLP-1 drugs and elective procedures.

Allurion cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including, among others, general economic, political and business conditions; the ability of Allurion to obtain regulatory approval for, and successfully commercialize, the Allurion Program; the timing of, and results from, its clinical studies and trials; the evolution of the markets in which Allurion competes; and the impact of GLP-1 drugs; the ability of Allurion to maintain its listing on the New York Stock Exchange; the effect of COVID-19, the Russia and Ukraine war and the Israel-Hamas war on Allurion’s business and financial results; the outcome of any legal proceedings against Allurion; the risk of economic downturns and a changing regulatory landscape in the highly competitive industry in which Allurion competes; and those factors discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 26, 2024, as subsequently amended, and other filings with the SEC. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that Allurion will achieve its objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent Allurion’s views as of the date of this press release. Allurion anticipates that subsequent events and developments will cause its views to change. However, while Allurion may elect to update these forward-looking statements at some point in the future, Allurion has no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing Allurion’s views as of any date subsequent to the date of this press release.

Global Media

Cedric Damour
PR Manager
+33 7 84 21 02 20
cdamour@allurion.com

Investors

Mike Cavanaugh, Investor Relations
ICR Westwicke
(617) 877-9641
mike.cavanaugh@westwicke.com

Source: Allurion Technologies, Inc.

Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenue	$9,386	$14,071
Cost of revenue	2,520	2,940
Gross profit	6,866	11,131
Operating expenses:
Sales and marketing	6,145	11,864
Research and development	5,725	7,852
General and administrative	6,386	5,306
Total operating expenses:	18,256	25,022
Loss from operations	(11,390)	(13,891)
Other (expense) income:
Interest expense	(1,931)	(2,237)
Changes in fair value of warrants	3,131	(1,475)
Changes in fair value of Revenue Interest Financing and PIPE Conversion Option	1,490	—
Changes in fair value of earn-out liabilities	14,190	—
Other income (expense), net	172	(164)
Total other income (expense):	17,052	(3,876)
Income (loss) before income taxes	5,662	(17,767)
Provision for income taxes	(76)	(34)
Net income (loss)	5,586	(17,801)
Cumulative undeclared preferred dividends	—	(717)
Net income (loss) attributable to common shareholders	$5,586	$(18,518)
Net income (loss) per share
Basic	$0.12	$(0.68)
Diluted	$0.11	$(0.68)
Weighted-average shares outstanding
Basic	47,779,350	27,087,174
Diluted	49,190,474	27,087,174

Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$29,682	$38,037
Accounts receivable, net of allowance of doubtful accounts of $12,671 and $12,671, respectively	16,159	18,194
Inventory, net	5,631	6,171
Prepaid expenses and other current assets	2,167	2,414
Total current assets	53,639	64,816
Property and equipment, net	3,180	3,381
Right-of-use asset	2,659	3,010
Other long-term assets	510	505
Total assets	$59,988	$71,712
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$11,944	$10,379
Current portion of term loan	38,957	38,643
Current portion of lease liabilities	814	908
Accrued expenses and other current liabilities	14,506	15,495
Total current liabilities	66,221	65,425
Public warrant liabilities	3,329	5,943
Revenue Interest Financing liability	35,000	36,200
Earn-out liabilities	9,800	23,990
Lease liabilities, net of current portion	2,011	2,306
Other liabilities	9,789	8,335
Total liabilities	126,150	142,199
Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $0.0001 par value — 100,000,000 shares authorized as of March 31, 2024; and no shares issued and outstanding as of March 31, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value — 1,000,000,000 shares authorized as of March 31, 2024; and 47,898,737 and 47,688,096 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	5	5
Additional paid-in capital	143,946	143,007
Accumulated other comprehensive loss	(2,900)	(700)
Accumulated deficit	(207,213)	(212,799)
Total stockholders’ deficit	(66,162)	(70,487)
Total liabilities and stockholders’ deficit	$59,988	$71,712